GAIN Capital Announces Monthly Metrics for June 2016

Bedminster, New Jersey (July 11, 2016) - GAIN Capital Holdings, Inc. (NYSE: GCAP, “GAIN” or “the Company”) today reported certain operating metrics for the month of June 2016.

Retail Segment Metrics

•	OTC average daily volume[1] of $10.5 billion, an increase of 3.7% from May 2016 and a decrease of 43.7% from June 2015.

•	OTC trading volume[1] of $231.7 billion, an increase of 3.7% from May 2016 and a decrease of 43.7% from June 2015.

•	Active OTC accounts[2] of 139,022, an increase of 0.1% from May 2016 and a decrease of 6.5% from June 2015.

Institutional Segment Metrics

•	ECN average daily volume[1] of $9.6 billion, an increase of 40.1% from May 2016 and 17.9% from June 2015.

•	ECN volume[1] of $212.3 billion, an increase of of 40.1% from May 2016 and 17.9% from June 2015.

•	Swap Dealer average daily volume[1] of $2.4 billion, a decrease of 15.5% from May 2016 and 8.9% from June 2015.

•	Swap Dealer volume[1] of $53.4 billion, a decrease of 15.5% from May 2016 and 8.9% from June 2015.

Futures Segment Metrics

•	Futures average daily contracts of 33,074, a decrease of 4.8% from May 2016 and an increase of 4.6% from June 2015.

•	Futures contracts of 727,633, a decrease of 0.3% from May 2016 and an increase of 4.6% from June 2015.

•	Active futures accounts[2] of 8,822, a decrease of 0.6% from May 2016 and an increase of 0.3% from June 2015.

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1 US dollar equivalent of notional amounts traded.
2Accounts that executed a transaction during the last 12 months.

Management Commentary

“The lead-up to and market reaction following mid-June’s Brexit referendum led to an increase in volatility which resulted in GAIN’s Q2 2016 retail revenue per million tracking roughly 10% above our Q1 2016 levels,” remarked Glenn Stevens, Chief Executive Officer. “In addition, retail volume generated from the indirect business represented 48% of total retail OTC trading volume in the quarter,” Mr. Stevens concluded.

Historical metrics and financial information can be found on the Company’s investor relations website at http://ir.gaincapital.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of GAIN’s financial performance. GAIN undertakes no obligation to publicly update or review previously reported operating data.

About GAIN Capital

GAIN Capital Holdings, Inc. provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities.  GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.

Gain Capital Investor Relations
+1 908.731.0737
ir@gaincapital.com

Media Contact
Chris Mittendorf, Edelman for GAIN Capital
+1 212.704.8134
pr@gaincapital.com